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EXHIBIT 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PINNACLE GAS RESOURCES, INC.

        PINNACLE GAS RESOURCES, INC. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware DOES HEREBY CERTIFY AS FOLLOWS:

        1.     The name of the Corporation is "Pinnacle Gas Resources, Inc."

        2.     The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 16, 2003, was amended and restated on June 23, 2003 and was amended on March 28, 2005.

        3.     This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL") by the Board of Directors of the Corporation (the "Board"). The Board duly adopted resolutions setting forth and declaring advisable this Second Amended and Restated Certificate of Incorporation, and the holders of the requisite number of shares of outstanding stock of the Corporation approved this Second Amended and Restated Certificate of Incorporation in accordance with the DGCL and the prior Certificate of Incorporation as amended and restated prior to the date hereof.

        4.     This Second Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Corporation's Certificate of Incorporation as amended and restated prior to the date hereof.

        5.     The text of the Corporation's Certificate of Incorporation as previously amended and restated prior to the date hereof is hereby restated and amended to read in its entirety as follows:

ARTICLE I.
NAME

        The name of the corporation is Pinnacle Gas Resources, Inc. (the "Corporation").

ARTICLE II.
PURPOSE

        The purpose for which the Corporation is organized is any or all lawful acts and activities for which corporations may be incorporated under the Delaware General Corporation Law (the "DGCL").

ARTICLE III.
REGISTERED OFFICE AND REGISTERED AGENT

        The street address of the registered office of the Corporation is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE IV.
AUTHORIZED STOCK

        Section 4.1    Capital Stock.

          (a)   The total number of shares of capital stock that the Corporation is authorized to issue is 125,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 25,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). Each holder of Common Stock shall be entitled to one vote for each share of Common Stock. Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the "Board") may from time to time determine.

          (b)   The Board may by resolution provide that any other class or series of stock of the Corporation, including securities exercisable, exchangeable or convertible into any other class or series of stock of the Corporation, shall possess the power to vote for the election of directors and for all other purposes, with each holder of record of such security being entitled to such number of votes as determined by the Board.

          (c)   Subject to the prior rights and preferences (if any) of the holders of any other class or series of stock having a preference as to dividends over the Common Stock, the holders of Common Stock will be entitled to receive, to the extent permitted by law, and to share equally and ratably, share for share, such dividends as may be declared from time to time by the Board, whether payable in cash, property, securities or otherwise of the Corporation.

          (d)   In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this Section 4.1(d), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations or other entities (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary).

          (e)   Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board providing for the issue of such series of Preferred Stock. The Board may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the original issue of shares of that series.

          (f)    The authority of the Board with respect to fixing the designations, powers, preferences, rights, qualifications, limitations and restrictions of each such series of Preferred Stock shall include, but not be limited to, determination of the following:

            (i)    the distinctive designation and number of shares of that series;

            (ii)   the rate of dividends (or the method of calculation thereof) payable with respect to shares of that series, the dates, terms and other conditions upon which such dividends shall be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of capital stock of the Corporation;

            (iii)  the nature of the dividend payable with respect to shares of that series as cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date or dates and under what circumstances;

            (iv)  whether shares of that series shall be subject to redemption, and, if made subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption (including the manner of selecting shares of that series for redemption if fewer than all shares of such series are to be redeemed);

            (v)   the rights of the holders of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation (which rights may be different if such action is voluntary than if it is involuntary), including the relative rights of priority in such event as to the rights of the holders of any other class or series of capital stock of the Corporation;

            (vi)  the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of that series;

            (vii) whether shares of that series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation or entity, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

            (viii) the extent, if any, to which the holders of shares of that series shall be entitled (in addition to any voting rights provided by law) to vote as a class or otherwise with respect to the election of directors or otherwise;

            (ix)  the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to shares of that series as to dividends or upon liquidation, dissolution or winding up;

            (x)   any other repurchase obligations of the Corporation, subject to any limitations of applicable law;

            (xi)  the voting rights of holders of shares of such series; and

            (xii) any other designations, powers, preferences, rights, qualifications, limitations or restrictions of shares of that series.

          (g)   Any of the designations, powers, preferences, rights, qualifications, limitations or restrictions of any series of Preferred Stock may be dependent on facts ascertainable outside this Second Amended and Restated Certificate of Incorporation, or outside the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the Board pursuant to authority expressly vested in it by this Second Amended and Restated Certificate of Incorporation. Except as applicable law or this Second Amended and Restated Certificate of Incorporation otherwise may require, the terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock or any class of capital stock of the Corporation.

          (h)   The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board in the resolution or resolutions adopted pursuant to the authority granted in this Article IV, and the consent, by class or series vote or otherwise, of holders of Preferred Stock of such series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of any other series of Preferred Stock, whether or not the powers, preferences and rights of such other series shall be fixed by the Board as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of holders of at least a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of shares of any or all other series of Preferred Stock.

          (i)    Shares of any series of Preferred Stock shall have no voting rights except as required by law or as provided in the relative powers, preferences and rights of such series.

          (j)    Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Board resolution or resolutions providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

        Section 4.2    Warrants, Rights and Options.    Unless otherwise expressly prohibited in a Preferred Stock Certificate of Designations creating any series of Preferred Stock, the Corporation shall have authority to create and issue warrants, rights and options entitling the holders thereof to purchase from the Corporation shares of the Corporation's capital stock of any class or series or other securities of the Corporation for such consideration as the Board, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board. The Board shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

ARTICLE V.
MANAGEMENT AND GOVERNANCE

        Section 5.1    General.    This Article V contains provisions for the management of the business and for the conduct of the affairs of the Corporation, and provisions creating, defining, limiting and regulating the powers of the Corporation, its directors, and the stockholders of any class of the Corporation's stock. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the authority and powers conferred on the Board by the DGCL or by the other provisions of this Second Amended and Restated Certificate of Incorporation, the Board is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Second Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation.

        Section 5.2    Number, Election and Terms of Directors.

          (a)   The number of directors that shall constitute the whole Board shall be fixed from time to time by resolution adopted by a majority of the directors then in office, but shall consist of not less than three (3) nor more than sixteen (16) members (or such lesser number as set forth in the Bylaws), subject, however, to increases above sixteen (16) members as may be required in order to permit the holders of any one or more series of Preferred Stock issued by the Corporation to elect directors under specified circumstances. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes designated as Class I, Class II and Class III. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors shall serve for a term expiring at the annual meeting of stockholders next following the date of their designation as Class I directors, the directors first designated as Class II directors shall serve for a term expiring at the second annual meeting of stockholders next following the date of their designation as Class II directors, and the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors. Each director shall hold office until the annual meeting of stockholders at which that director's term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

          (b)   At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

          (c)   In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, resignation or removal. The Board shall specify the class to which a newly created directorship shall be allocated.

          (d)   Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

        Section 5.3    Removal of Directors.    No director may be removed before the expiration of his term of office except for cause and then only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding voting stock, voting together as a single class. The Board may not remove any director, and no recommendation by the Board that a director be removed may be made to the stockholders unless such recommendation is set forth in a resolution adopted by the affirmative vote of not less than 66 2/3% of the number of directors then in office. Notwithstanding the foregoing, whenever the holders of any class or series of Preferred Stock are entitled to elect one or more directors, the holders of such class or series may remove such director(s) with or without cause before the expiration of his term of office by the affirmative vote of holders of not less than a majority of all outstanding shares of such class or series of Preferred Stock.

        Section 5.4    Resignations.    Any director may resign at any time by giving written notice to the Board or the Secretary of the Corporation. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

        Section 5.5    Vacancies.

          (a)   In case any vacancy shall occur on the Board because of death, resignation or removal, such vacancy may be filled by a majority of the directors remaining in office (though less than a quorum) or by the sole remaining director. The director so appointed shall serve for the unexpired term of his predecessor or until his successor is elected and qualified or until his earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law.

          (b)   Subject to the provisions of Section 5.2, any newly-created directorship resulting from any increase in the number of directors constituting the total number of directors which the Corporation would have if there were no vacancies may be filled by a majority of the directors then in office (though less than a quorum), or by the sole remaining director. Each director so appointed shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

          (c)   Except as expressly provided in this Second Amended and Restated Certificate of Incorporation, the Bylaws or as otherwise provided by law, stockholders shall not have any right to fill vacancies on the Board, including newly-created directorships.

          (d)   If, as a result of a disaster or emergency (as determined in good faith by the then remaining directors), it becomes impossible to ascertain whether or not vacancies exist on the Board and a person is or persons are elected by the directors, who in good faith believe themselves to be a majority of the remaining directors, or the sole remaining director, to fill a vacancy or vacancies that such remaining directors in good faith believe exists, then the acts of such person or persons who are so elected as directors shall be valid and binding upon the Corporation and the stockholders, although it may subsequently develop that at the time of the election (i) there was in fact no vacancy or vacancies existing on the Board or (ii) the directors, or the sole remaining director, who so elected such person or persons did not in fact constitute a majority of the remaining directors.

        Section 5.6    Amendment.    In addition to any other affirmative vote required by applicable law, Sections 5.1 through 5.6 may not be amended, modified or repealed except by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

        Section 5.7    No Preemptive Rights.    Except as may otherwise be expressly set forth in a binding contract to which the Corporation is a party, no stockholder shall have any preemptive or other right to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock of the Corporation. Any such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock of the Corporation may be issued or disposed of by the Board to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

        Section 5.8    No Cumulative Voting.    No holder of stock entitled to vote on the election of directors of the Corporation shall have any right to cumulate votes for the election of any director or directors.

ARTICLE VI.
INDEMNIFICATION

        Section 6.1    Indemnification.    The Corporation shall, to the fullest extent permitted from time to time under law, indemnify any person who was or is a party, is threatened to be made a party, is a witness or otherwise participates in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation (an "indemnitee") against all liabilities, damages, losses and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such action, suit or proceeding. The Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board. The Corporation shall also have the power to enter and perform its obligations under indemnification agreements to the fullest extent permitted by the DGCL.

        Section 6.2    Advancement of Expenses.    Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation pursuant to this Article VI. The advance to be made hereunder shall be paid by the Corporation as soon as practicable but in any event no later than five days after written demand with supporting documentation by indemnitee therefor to the Corporation. Such expenses (including attorneys' fees) incurred by former directors and officers may be so paid upon such reasonable terms and conditions, if any, as the Corporation deems appropriate.

        Section 6.3    Permissive Indemnification.    The rights to indemnification and advancement of expenses which are conferred upon the Corporation's directors and officers by this Article VI may also be conferred upon any person who is or was a non-officer employee or agent of the Corporation and upon any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if, and to the extent, specifically authorized by the Board.

        Section 6.4    Other Rights Not Impaired.    The indemnification and advancement of expenses provided by, or granted pursuant to, other Sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

        Section 6.5    Certain References.

          (a)   For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (b)   For purposes of this Article VI, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries.

        Section 6.6    Rights after Termination of Status.    The indemnification provided by this Article VI shall, and, unless otherwise provided when authorized or ratified, the advancement of expenses granted pursuant to this Article VI may, continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 6.7    Insurance for Indemnification.    The Corporation shall have the power at the discretion of the Board to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation has the power to indemnify such person against such liability under this Article VI or the provisions of the DGCL.

        Section 6.8    Other Arrangements for Indemnification.    Without limiting the power of the Corporation to procure or maintain insurance or other arrangement on behalf of any person, the Corporation may, at the discretion of the Board, for the benefit of persons eligible for indemnification by the Corporation, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation or (iv) establish a letter of credit, guaranty or surety arrangement.

        Section 6.9    No Rights of Subrogation.    Indemnification hereunder and under the Bylaws shall be a personal right, and the Corporation shall have no liability under this Article VI to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment, or succession, or by any other means, to the claim of any person to indemnification hereunder or under the Bylaws.

        Section 6.10    Effect of Modification.    Any repeal or modification of any provision of this Article VI by the stockholders of the Corporation shall not adversely affect any person's right to indemnification and protection existing immediately prior to the time of such repeal or modification.

ARTICLE VII.
RELATED PARTY TRANSACTIONS

        Section 7.1    Certain Transactions.    No contract or other transaction between the Corporation and any other entity and no other acts of the Corporation with relation to any other entity will, insofar as permitted by applicable law, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other entity. Any director or officer of the Corporation individually, or any firm or association of which any director or officer may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that such person individually or as a securityholder of such entity is such a party or is so interested is disclosed or is known to the Board or a majority of such members thereof present at any meeting of the Board at which action upon any such contract or transaction is taken; and any director of the Corporation who is also a director or officer of such other entity or who is such a party or so interested may be counted in determining the existence of a quorum at any meeting of the Board during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not such a director or officer of such other entity or not so interested. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated entity without regard to the fact that such person is also a director or officer of such subsidiary or affiliated entity.

        Section 7.2    Ratification.    Any contract, transaction or act of the Corporation or of the directors that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders of the Corporation to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

        Section 7.3    Competing Transactions; Investments.    Subject to any express agreement that may from time to time be in effect, any stockholder, director or officer of the Corporation may carry on and conduct in such person's own right and for such person's own personal account, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation or other legal entity, or as a participant in any syndicate, pool, trust or association, any business that competes with the business of the Corporation and will be free in all such capacities to make investments in any kind of property in which the Corporation may make investments.

        Section 7.4    Certain Acknowledgements.    In recognition and anticipation that (i) CCBM, Inc. or Rocky Mountain Gas, Inc. or any of their respective affiliates, associates or successors thereof ("Carrizo" and "Rocky Mountain," respectively, and collectively, the "Industry Stockholders") and Affiliated Companies (as defined below) of Credit Suisse First Boston Corporation ("CSFB") (the "CSFB Stockholders") are expected to be significant stockholders of the Corporation, (ii) directors, officers and/or employees of the Industry Stockholders, CSFB or of the respective Affiliated Companies of the Industry Stockholders or CSFB are expected to serve as directors and/or officers of the Corporation, (iii) (A) the Industry Stockholders and their respective Affiliated Companies may engage and are expected to continue to engage in the same, similar or related lines of business as those in which the Corporation and its Affiliated Companies, directly or indirectly, may engage and/or other business activities, in each case that may overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and that the Industry Stockholders and their respective Affiliated Companies may compete with the Corporation in any of such business lines and/or business activities ("Competitive Activities") and (B) CSFB and its Affiliated Companies currently (A) own equity interests in, (B) hold debt or other securities or obligations of, (C) engage in the underwriting, other purchase for distribution or placement of securities or other obligations of or (D) provide financial advisory services or other financial accommodations to, persons or entities engaged in Competitive Activities and are expected to continue to do so in the future (any such person or entity with which CSFB or any of its Affiliated Companies now has or in the future may have any such relationship, a "CSFB Related Party"), (iv) the Industry Stockholders, CSFB or a CSFB Related Party and their respective Affiliated Companies may have an interest in the same areas of corporate opportunity as the Corporation and its Affiliated Companies, (v) the Industry Stockholders and their respective Affiliated Companies or CSFB or its Affiliated Companies or a CSFB Related Party or its Affiliated Companies may engage in material business transactions with the Corporation and its Affiliated Companies and (vi) as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of the Industry Stockholders, CSFB and their respective Affiliated Companies, and CSFB Related Parties and their respective Affiliated Companies, and the duties of any directors or officers of the Corporation who are also directors, officers or employees of either of the Industry Stockholders, CSFB or their respective Affiliated Companies, or any CSFB Related Party be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and its Affiliated Companies, on the one hand, and the Industry Stockholders and their respective Affiliated Companies or CSFB or its Affiliated Companies or a CSFB Related Party or its Affiliated Companies, on the other hand, and in recognition of the benefits to be derived by the Corporation through its continual contractual, corporate and business relations with the Industry Stockholders and CSFB (including possible service of officers, directors and employees of the Industry Stockholders or CSFB or any CSFB Related Party as officers, directors and employees of the Corporation), the provisions of this Article VII shall to the fullest extent permitted by law regulate and define the conduct of certain of the businesses and affairs of the Corporation in relation to the Industry Stockholders and their respective Affiliated Companies, CSFB or its Affiliated Companies and CSFB Related Parties and their respective Affiliated Companies and the conduct of certain affairs of the Corporation as they may involve the Industry Stockholders or CSFB or CSFB Related Parties and their respective officers, directors and employees, and the power, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article VII.

        Section 7.5    Certain Agreements and Transactions Permitted; Certain Fiduciary Duties of Certain Stockholders, Directors and Officers.    The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with (i) either of the Industry Stockholders or their respective Affiliated Companies, (ii) CSFB or its Affiliated Companies or (iii) CSFB Related Parties or their respective Affiliated Companies pursuant to which the Corporation or its Affiliated Companies, on the one hand, and (i) either of the Industry Stockholders or their respective Affiliated Companies, (ii) CSFB or its Affiliated Companies or (iii) CSFB Related Parties or their respective Affiliated Companies on the other hand, agree to engage in transactions of any kind or nature with each other or with their Affiliated Companies and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other. Subject to Section 7.7 of this Article VII, no such agreement, or the performance thereof by the Corporation or (i) either of the Industry Stockholders, or any of their respective Affiliated Companies, (ii) CSFB or its Affiliated Companies or (iii) CSFB Related Parties or their respective Affiliated Companies shall to the fullest extent permitted by law be considered contrary to (i) any fiduciary duty that either of the Industry Stockholders or any of their respective Affiliated Companies or CSFB or any of its Affiliated Companies may owe to the Corporation or any of its Affiliated Companies or to any stockholder or other owner of an equity interest in the Corporation or any of its Affiliated Companies by reason of either of the Industry Stockholders or any of their respective Affiliated Companies or CSFB or any of its Affiliated Companies being a controlling or significant stockholder of the Corporation or any of its Affiliated Companies or participating in the control of the Corporation or of any of its Affiliated Companies or (ii) any fiduciary duty of any director or officer of the Corporation or of any of its Affiliated Companies who is also a director, officer or employee of either of the Industry Stockholders or any of their respective Affiliated Companies or CSFB or any of its Affiliated Companies or any CSFB Related Party to the Corporation or such Affiliated Company, or to any stockholder thereof. Subject to Section 7.7 of this Article VII, to the fullest extent permitted by law, neither the Industry Stockholders nor any of their respective Affiliated Companies, nor CSFB or any of its Affiliated Companies as a stockholder of the Corporation or any of its Affiliated Companies, or as a participant in control of the Corporation or any of its Affiliated Companies, shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director, officer or employee of the Corporation who is also a director, officer or employee of an Industry Stockholder or any of their respective Affiliated Companies or CSFB or any of its Affiliated Companies or any CSFB Related Company shall have or be under any fiduciary duty to the Corporation or any of its Affiliated Companies, to refrain from acting on behalf of the Corporation or any of its Affiliated Companies or of either of the Industry Stockholders or any of their respective Affiliated Companies or CSFB or any of its Affiliated Companies or any CSFB Related Company in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

        Section 7.6    Similar Activities or Lines of Business.    Except as otherwise agreed in writing between the Corporation and the Industry Stockholders, the Industry Stockholders shall to the fullest extent permitted by law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation (and/or its Affiliated Companies) whether directly or through ownership of interests in other entities and (ii) doing business with any client, customer or vendor of the Corporation (and/or its Affiliated Companies), and neither the Industry Stockholders nor their Affiliated Companies nor any officer, director or employee thereof (except as provided in Section 7.7 of this Article VII) shall to the fullest extent permitted by law be deemed to have breached their respective or his fiduciary duties, if any, to the Corporation by reason of the Industry Stockholders' or their Affiliated Companies engaging in any such activity. Except as otherwise agreed in writing between the Corporation and CSFB, neither CSFB nor any CSFB Affiliated Company shall to the fullest extent permitted by law have any duty to refrain from (i) owning equity interests in, (ii) purchasing or holding debt or other securities or obligations of or lending money to, (iii) underwriting, otherwise purchasing for distribution or placing securities or other obligations of or (iv) providing financial advisory services or financial accommodations to any person or entity (A) engaging or proposing to engage in the same or similar activities or lines of business as the Corporation (and/or its Affiliated Companies) and (B) doing business with any client, customer or vendor of the Corporation (and/or its Affiliated Companies) and neither CSFB nor any of its Affiliated Companies nor any of their respective officers, directors or employees (except as provided in Section 7.7 of this Article VII) shall to the fullest extent permitted by law be deemed to have breached their respective fiduciary duties, if any, to the Corporation by reason of CSFB's or any CSFB Affiliated Company's engaging in any such activity. In the event that either of the Industry Stockholders or any CSFB Stockholder acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation (and/or its Affiliated Companies) and such Industry Stockholder or CSFB Stockholder, the Industry Stockholder or CSFB Stockholder, as applicable shall to the fullest extent permitted by law have fully satisfied and fulfilled its respective fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces its interest in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Affiliated Companies, if the respective Industry Stockholder or CSFB Stockholder, as applicable acts in a manner consistent with the following policy: a corporate opportunity offered to an Industry Stockholder or any of its Affiliated Companies or any CSFB Stockholder shall belong to such Industry Stockholder or such Affiliated Company or CSFB Stockholder, unless such opportunity (i) relates to an opportunity within that certain area (the "AMI Area") described in Exhibit A to the Area of Mutual Interest Agreement entered into on June 23, 2003 by and among the Corporation, CCBM, Inc., a Delaware corporation, Rocky Mountain Gas, Inc., a Wyoming corporation, Carrizo Oil & Gas, Inc., a Texas corporation, U.S. Energy Corporation, a Wyoming corporation, DLJ MB Partners III GmbH & Co. KG, a limited company organized under the laws of Germany, DLJ Offshore Partners III, C.V., a partnership organized under the laws of the Netherland Antilles, DLJ Offshore Partners III-1, C.V., a partnership organized under the laws of the Netherland Antilles, DLJ Offshore Partners III-2, C.V., a partnership organized under the laws of the Netherland Antilles, Millennium Partners II, L.P., a Delaware limited partnership, DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership, and MBP III Plan Investors, L.P., a Delaware limited partnership (the "AMI Agreement" and (ii) represents an opportunity to purchase or otherwise acquire a leasehold or other property interest, right or agreement that would be governed by Article 2 of the AMI Agreement. In the case of any corporate opportunity in which the Corporation has renounced in writing its interest in the previous sentence, the Industry Stockholder or CSFB Stockholder shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that the respective Industry Stockholder or any of its Affiliated Companies or any CSFB Stockholder or any of its Affiliated Companies or any CSFB Related Party or any of its Affiliated Companies acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

        Section 7.7    Duties of Directors of the Corporation.    In the event that a director or officer of the Corporation who is also a director, officer or employee of either of the Industry Stockholders or of CSFB or any CSFB Related Party acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation (and/or its Affiliated Companies) and such Industry Stockholder or CSFB, such CSFB Related Party or any of their respective Affiliated Companies, such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces its interest in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Affiliated Companies, if such director or officer acts in a manner consistent with the following policy: (i) a corporate opportunity offered to any person who is an officer or director of the Corporation, and who is also an officer, director or employee of either of the Industry Stockholders, shall belong to such Industry Stockholder, unless such opportunity relates to an opportunity within the AMI Area that represents an opportunity to purchase or otherwise acquire a leasehold or other property interest, right or agreement or to consummate a stock or other equity purchase, merger, reorganization, business combination or similar transaction that would be governed by Article 2 of the AMI Agreement; and (ii) a corporate opportunity offered to any person who is a director of the Corporation, and who is also an officer, director or employee of CSFB or any CSFB Related Party shall not belong to the Corporation, as applicable, unless (A) such opportunity relates to an opportunity within the AMI Area that represents an opportunity to purchase or otherwise acquire a leasehold or other property interest, right or agreement that would be governed by Article 2 of the AMI Agreement and (B) such opportunity was first and demonstrably presented to such person in his capacity as a director of the Corporation. In the case of any corporate opportunity in which the Corporation has renounced in writing its interest in the previous sentence, such director or officer shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a director or officer of the Corporation by reason of the fact that such Industry Stockholder, CSFB or CSFB Related Party acquires or seeks such corporate opportunity for itself, or such director or officer directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

        Section 7.8    Certain Definitions.    For purposes of this Article VII, "Affiliated Company" shall mean in respect of any of the Industry Stockholders or CSFB or any entity which is controlled by the respective Industry Stockholder or CSFB, controls the respective Industry Stockholder or CSFB or is under common control with the respective Industry Stockholder (other than the Corporation and any entity that is controlled by the Corporation) and in respect of the Corporation shall mean any entity controlled by the Corporation.

        Section 7.9    Amendment of this Article VII.    Notwithstanding anything to the contrary elsewhere contained in this Amended and Restated Certificate of Incorporation of the Corporation, the affirmative vote of the holders of at least 70% of the voting power of all shares of voting stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article VII.

ARTICLE VIII.
BYLAWS

        In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt the original Bylaws, to amend or repeal the Bylaws or to adopt new Bylaws, subject to any limitations that may be contained in such Bylaws, but any Bylaws adopted by the Board may be amended or repealed by the stockholders entitled to vote thereon.

ARTICLE IX.
BALLOTS

        Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE X.
LIMITATION OF DIRECTOR LIABILITY

        No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation or as such a member, except for liability (a) for any breach of such director's duty of loyalty to the Corporation, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, as it may hereafter be amended from time to time, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this certificate to authorize corporate action further eliminating or limiting the personal liability of directors of the Corporation or the person or persons exercising or performing any of the powers or duties otherwise conferred or imposed upon directors of the Corporation, then the liability of directors of the Corporation or the person or persons exercising or performing any of the powers or duties otherwise conferred or imposed upon directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this Article X will apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.

ARTICLE XI.
COMPROMISES OR ARRANGEMENTS WITH CREDITORS OR STOCKHOLDERS

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all of the creditors or class of creditors, and/or the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

[Signature page follows]

        I, THE UNDERSIGNED, hereunto set my hand this 30 day of March, 2006.

/s/ PETER G. SCHOONMAKER
Name:	Peter G.Schoonmaker
Title:	Chief Executive Officer and President

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  EXHIBIT 3.1
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PINNACLE GAS RESOURCES, INC.
ARTICLE I. NAME
ARTICLE II. PURPOSE
ARTICLE III. REGISTERED OFFICE AND REGISTERED AGENT
ARTICLE IV. AUTHORIZED STOCK
ARTICLE V. MANAGEMENT AND GOVERNANCE
ARTICLE VI. INDEMNIFICATION
ARTICLE VII. RELATED PARTY TRANSACTIONS
ARTICLE VIII. BYLAWS
ARTICLE IX. BALLOTS
ARTICLE X. LIMITATION OF DIRECTOR LIABILITY
ARTICLE XI. COMPROMISES OR ARRANGEMENTS WITH CREDITORS OR STOCKHOLDERS